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        CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 14 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 6, 1995, relating to the financial statements and financial highlights of Carillon Fund, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the heading "Independent Accountants and Financial Statements" in such Statement of Additional Information and under the heading "Financial Highlights" in such Prospectus.


/s/ Price Waterhouse LLP
Price Waterhouse LLP
Cincinnati, Ohio
December 15, 1995